Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ANNOUNCES ORDER FOR 50 AIRBUS A320neo AIRCRAFT

     NEW YORK & PARIS – June 21, 2011 - CIT Group Inc. (NYSE: CIT), a global leader in transportation finance, today announced from the 49th International Paris Air Show that CIT Aerospace has signed a Memorandum of Understanding with Airbus for 50 A320neo Family aircraft. Deliveries are scheduled to begin in 2016. The 32 Airbus aircraft that CIT ordered in June, 2007 are all scheduled for delivery by 2016.

     “This order will enable CIT Aerospace to maintain one of the youngest and most technologically advanced fleets in the industry and will help us meet our customers’ demand for state-of-the-art, fuel efficient aircraft,” said C. Jeffrey Knittel, President of Transportation Finance at CIT.

     John Leahy, Airbus Chief Operating Officer Customers, said, “We are delighted that a long standing Airbus customer and leading leasing company such as CIT has placed its first order for the industry’s new benchmark in fuel efficient, single-aisle aircraft, the A320neo. This order yet again underlines the continued anticipated high demand for A320neo on the leasing market in particular thanks to their outstandingly high levels of reliability and unbeatable economics of the A320 Family.”

     As of March 31, 2011, CIT owned or financed a fleet of approximately 300 commercial aircraft, including 166 Airbus aircraft. With this new order, the company now has a total order book of 156 aircraft scheduled for delivery through 2019, of which 100 are for Airbus aircraft.

     The A320neo is a new engine option for the A320 Family entering into service from 2015 and incorporates latest generation engines and large "Sharklet" wing tip devices, which together will deliver 15 percent in fuel savings. This reduction in fuel burn is equivalent to 1.4m litres of fuel – the consumption of 1,000 mid size cars. This saves 3,600 tonnes of C02 per aircraft per year, the amount of C02 absorbed by 240,000 mature trees. The A320neo NOx emissions are 50% below CAEP/6 and this aircraft also has considerably smaller noise footprint.

About CIT Aerospace

CIT Aerospace provides financing solutions to a broad spectrum of the global aerospace value chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries as well as financial institutions. www.cit.com/aerospace

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in finance and leasing assets. It provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. www.cit.com

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CIT MEDIA RELATIONS:
CIT - Paris
Abby Cohn
Manager
917-208-1517
abby.cohn@cit.com

CIT – USA
C. Curtis Ritter
Director of Corporate Communications
973-740-5390
curt.ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
212-771-9650
ken.brause@cit.com

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